Exhibit 99.1
Hawthorn Bancshares Reports First Quarter 2024 Results

Jefferson City, MO — April 24, 2024 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the “Company”), the bank holding company for Hawthorn Bank, reported first quarter 2024 net income of $4.5 million and earnings per diluted share (“EPS”) of $0.63.
First Quarter 2024 Results
•Net income of $4.5 million, or $0.63 per diluted share, an increase of 34.0% per diluted share from the first quarter 2023 (the "prior year quarter")
•Net interest margin, fully taxable equivalent ("FTE") of 3.39%
•Return on average assets and equity of 0.97% and 13.12%, respectively
•Loans decreased $20.3 million, or 1.3%, compared to fourth quarter 2023 (“linked quarter”)
•Investments decreased $5.3 million, or 2.7%, compared to the linked quarter
•Deposits decreased $43.0 million, or 2.7%, compared to the linked quarter, while other borrowings increased $2.0 million, or 1.3%, compared to the linked quarter
•Credit quality remained strong with non-performing loans to total loans of 0.56%
Brent Giles, Chief Executive Officer of Hawthorn Bancshares, Inc. commented, “We are pleased with our first quarter results as we posted improvement in net income, efficiency and margin over the same quarter last year. These results reflect our focus on improving profitability from our core businesses while also managing expenses."
Financial Summary
(unaudited)
$000, except per share data

	March 31,	December 31,	March 31,
	2024	2023	2023
Balance sheet information:
Total assets	$1,833,760	$1,875,350	$1,895,821
Loans held for investment	1,518,853	1,539,147	1,542,074
Investment securities	189,741	195,042	265,893
Deposits	1,527,874	1,570,844	1,608,012
Total stockholders’ equity	$136,620	$136,085	$128,352

Key ratios and per share data:
Book value per share	$19.43	$19.33	$18.23
Market price per share	$20.43	$25.37	$22.27
Diluted earnings (loss) per share (QTR)	$0.63	$(1.05)	$0.47
Net interest margin (FTE) (QTR)	3.39%	3.48%	3.16%
Efficiency ratio (QTR)	70.78%	81.06%	72.84%

Financial Results for the First Quarter 2024
Earnings
Net income for the first quarter 2024 was $4.5 million, an increase of $11.9 million, or 159.9%, from the linked quarter, and an increase of $1.2 million, or 36.2%, from the prior year quarter. EPS was $0.63 for the first quarter 2024 compared to $(1.05) for the linked quarter, and $0.47 for the prior year quarter.

Net Interest Income and Net Interest Margin
Net interest income for the first quarter 2024 was $14.7 million, a decrease of $1.1 million from the linked quarter, and an increase of $0.8 million from the prior year quarter.
Interest income increased $3.1 million in the current quarter compared to the prior year quarter, driven primarily by higher yields on interest earning assets, while interest expense increased $2.3 million. Net interest margin, on an FTE basis, was 3.39% for the current quarter, compared to 3.48% for the linked quarter, and 3.16% for the prior year quarter.
The yield earned on average loans held for investment was 5.75%, on an FTE basis, for the first quarter 2024, compared to 5.93% for the linked quarter and 5.03% for the prior year quarter. The decrease in yield for the first quarter 2024 compared to the linked quarter was due to interest accreted into income on three loans returning to accruing status in the linked quarter.
The average cost of deposits was 2.61%, on an FTE basis, for the first quarter 2024, compared to 2.58% for the linked quarter and 1.91% for the prior year quarter. Non-interest bearing demand deposits as a percent of total deposits was 25.7% as of March 31, 2024, compared to 25.6% and 27.6% at December 31, 2023 and March 31, 2023, respectively.
Non-interest Income
Total non-interest income for the first quarter 2024 was $3.0 million, an increase of $0.9 million, or 40.3%, from the linked quarter, and a decrease of $0.2 million, or 5.1%, from the prior year quarter. The increase in the current quarter compared to the linked quarter was primarily due to the recognition of a $1.1 million mortgage servicing rights valuation write-down in the linked quarter as a result of the sale of the servicing portfolio.
Non-interest Expense
Total non-interest expense for the first quarter 2024 was $12.6 million, a decrease of $2.0 million, or 13.8%, from the linked quarter, and an increase of $0.10 million, or 0.8%, from the prior year quarter. The first quarter efficiency ratio was 70.8% compared to 81.1% and 72.8% for the linked quarter and prior year quarter, respectively. The decrease in the current quarter compared to the linked quarter was primarily due to severance payments, payroll accruals, and a strategic decision to write off costs related to development of an account acquisition project in the linked quarter.
Loans
Loans held for investment decreased $20.3 million, or 1.3%, to $1.5 billion as of March 31, 2024 as compared to December 31, 2023 and decreased $23.2 million, or 1.5%, from March 31, 2023.

Investments
Investments decreased $5.3 million, or 2.7%, to $189.7 million as of March 31, 2024 compared to December 31, 2023 and decreased by $76.2 million, or 28.6%, from March 31, 2023.
The Company elected a strategy to reposition its balance sheet during the fourth quarter of 2023 by selling $83.7 million in book value of investment securities, with an average yield of 1.57%, for an after-tax realized loss of $9.1 million. Proceeds from the sale of investments were reinvested into the securities portfolio and bank-owned life insurance.
Asset Quality
Non-performing loans totaled $8.5 million at March 31, 2024, an increase from $6.4 million at December 31, 2023, and a decrease of $11.1 million from $19.6 million at March 31, 2023. The decrease in non-performing loans in the current quarter compared to the prior year quarter is primarily due to three large non-accrual loan relationships returning to accruing status. Non-performing loans to total loans was 0.56% at March 31, 2024, compared to 0.42% and 1.27% at December 31, 2023 and March 31, 2023, respectively.
In the first quarter 2024, the Company had net loan charge-offs of $69 thousand compared to net loan charge-offs of $268 thousand and $52 thousand in the linked quarter and the prior year quarter, respectively.
The Company recorded a $0.2 million release of provision for credit losses on loans and unfunded commitments for the first quarter 2024 compared to a provision expense for credit losses on loans and unfunded commitments of $1.6 million and $0.7 million for the linked quarter and for the prior year quarter, respectively.
The allowance for credit losses at March 31, 2024 was $23.7 million, or 1.56% of outstanding loans, and 276.93% of non-performing loans. At December 31, 2023, the allowance for credit losses was $23.7 million, or 1.54% of outstanding loans, and 370.25% of non-performing loans. At March 31, 2023, the allowance for credit losses was $22.0 million, or 1.43% of outstanding loans, and 112.14% of non-performing loans. The allowance for credit losses represents management’s best estimate of expected losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of March 31, 2024 as determined by management.

Deposits
Total deposits at March 31, 2024 were $1.5 billion, a decrease of $43.0 million, or 2.7%, from December 31, 2023, and a decrease of $80.1 million, or 5.0%, from March 31, 2023. The decrease in deposits at March 31, 2024 as compared to December 31, 2023 was primarily a result of a decrease in public funds. The decrease in deposits at March 31, 2024 as compared to March 31, 2023 was primarily a result of the Company's strategy to reduce exposure to public funds. In addition, the Company elected to discontinue the repurchase agreement product during 2023 and began migrating accounts to reciprocal deposit products within the Company's deposit mix.
Capital
The Company maintains its “well capitalized” regulatory capital position. At March 31, 2024, capital ratios were as follows: total risk-based capital to risk-weighted assets 13.76%; tier 1 capital to risk-weighted assets 12.51%; tier 1 leverage 10.71%; and common equity to assets 7.45%.

Pursuant to the Company's 2019 Repurchase Plan, management is given discretion to determine the number and pricing of the shares to be purchased under the plan, as well as the timing of any such purchases. The Company repurchased 20,995 common shares under the repurchase plan during the first quarter of 2024 at an average cost of $19.73 per share totaling $0.4 million. As of March 31, 2024, $4.6 million remains available for share repurchases pursuant to the plan.
During the second quarter of 2024, the Company's Board of Directors approved a quarterly cash dividend of $0.19 per common share payable July 1, 2024 to shareholders of record at the close of business on June 15, 2024, which represents an increase of $0.02 per common share, or 11.8%, from the prior year quarter's dividend.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	Three Months Ended
	March 31,	December 31,	March 31,
Statement of income information:	2024	2023	2023
Total interest income	$24,052	$25,220	$20,933
Total interest expense	9,304	9,376	6,985
Net interest income	14,748	15,844	13,948
(Release of) Provision for credit losses on loans and unfunded commitments	(230)	1,550	680
Non-interest income	3,019	2,152	3,182
Investment securities (losses) gains, net	—	(11,565)	8
Non-interest expense	12,575	14,587	12,478
Pre-tax income (loss)	5,422	(9,706)	3,980
Income taxes (benefit)	966	(2,263)	709
Net income (loss)	$4,456	$(7,443)	$3,271
Earnings (loss) per share:
Basic:	$0.63	$(1.05)	$0.47
Diluted:	$0.63	$(1.05)	$0.47

FINANCIAL SUMMARY (continued)
(unaudited)

	March 31,	December 31,	March 31,
	2024	2023	2023
Key financial ratios:
Return on average assets (QTR)	0.97%	(1.57)%	0.70%
Return on average common equity (QTR)	13.12%	(24.54)%	10.14%
Net interest margin (FTE) (QTR)	3.39%	3.48%	3.16%
Efficiency ratio (QTR)	70.78%	81.06%	72.84%

Asset Quality Ratios:
Allowance for credit losses to total loans	1.56%	1.54%	1.43%
Non-performing loans to total loans (a)	0.56%	0.42%	1.27%
Non-performing assets to loans (a)	0.69%	0.53%	1.81%
Non-performing assets to assets (a)	0.57%	0.43%	1.47%
Allowance for credit losses on loans to
non-performing loans (a)	276.93%	370.25%	112.14%

Capital Ratios:
Average stockholders' equity to average total assets (QTR)	7.41%	6.38%	6.87%
Period-end stockholders' equity to period-end assets (QTR)	7.45%	7.26%	6.77%
Total risk-based capital ratio	13.76%	13.99%	13.81%
Tier 1 risk-based capital ratio	12.51%	12.59%	12.47%
Common equity Tier 1 capital	9.68%	9.73%	9.77%
Tier 1 leverage ratio	10.71%	10.29%	10.43%
(a)Non-performing loans include loans 90-days past due and accruing and non-accrual loans.
About Hawthorn Bancshares
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, and California.

Contact:
Hawthorn Bancshares, Inc.
Brent M. Giles
Chief Executive Officer
TEL: 573.761.6100
www.HawthornBancshares.com
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company's Quarterly Report on Form 10-Q is filed. Statements made in this press release that suggest the Company's or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.